News

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

AND DECLARES DIVIDEND

New Brunswick, New Jersey, July 23, 2026 – Magyar Bancorp (NASDAQ: MGYR) (“Company”), parent company of Magyar Bank, reported today the results of its operations for the three and nine months ended June 30, 2026.

The Company reported a 25% increase in its net income for the three months ended June 30, 2026, to $3.1 million compared with net income of $2.5 million for the three months ended June 30, 2025. Net income for the nine months ended June 30, 2026 was $9.3 million compared with net income of $7.2 million for the nine months ended June 30, 2025.

Basic and diluted earnings per share were $0.50 and $0.49, respectively, for the three months ended June 30, 2026 compared with $0.40 and $0.40, respectively, for the three months ended June 30, 2025. Basic and diluted earnings per share were $1.49 and $1.47, respectively, for the nine months ended June 30, 2026 compared with $1.16 and $1.16, respectively, for the nine months ended June 30, 2025.

The Company also announced that its Board of Directors approved a quarterly cash dividend of $0.10 per share, which will be paid on August 20, 2026 to stockholders of record as of August 6, 2026.

“We are pleased to report another strong performance for our fiscal third quarter,” stated John Fitzgerald, President and Chief Executive Officer of Magyar Bancorp. “Despite market volatility and inflationary pressures, Magyar Bank’s net interest margin increased 30 basis points compared to the June 30, 2025 quarter. This increase helped produce a 25% increase in net income for the quarter ending June 30, 2026, compared to June 30, 2025. In addition, during the third quarter, Magyar was recognized by Keefe Bruyette & Woods in their 2026 Honor Roll, comprised of elite, high performing banks with consistent earnings growth over the past decade. This is the third consecutive year Magyar has received this honor. We believe the Company is well positioned to continue to produce solid results as we head into the final quarter of our fiscal year.”

Results of Operations for the Three Months Ended June 30, 2026

Net income increased by $623 thousand, or 25.2%, to $3.1 million during the three-month period ended June 30, 2026 compared with $2.5 million during the three-month period ended June 30, 2025, from higher net interest income and other income, partially offset by higher provisions for credit loss, other expenses and income tax expense.

The Company’s net interest and dividend income increased by $1.2 million, or 15.2%, to $9.4 million for the quarter ended June 30, 2026 from the quarter ended June 30, 2025. The increase was attributable to a 30-basis point increase in the Company’s net interest margin to 3.65% for the three months ended June 30, 2026 from 3.35% for the three months ended June 30, 2025, as well as a $57.0 million increase in the average balance of interest-earning assets between the periods.

Interest and dividend income increased by $1.3 million, or 9.0%, to $15.3 million for the three months ended June 30, 2026 compared with $14.0 million for the three months ended June 30, 2025. The increase was attributable to a 17-basis point increase in the yield on interest-earning assets to 5.91% for the three months ended June 30, 2026 from 5.74% for the three months ended June 30, 2025, as well as a $51.9 million, or 6.3%, increase in the average balance of net loans receivable between the periods.

Interest expense increased by $23 thousand, or 0.4%, to $5.8 million for the three months ended June 30, 2026 from the three months ended June 30, 2025. An eight-basis point decrease in the cost of interest-bearing liabilities to 2.94% for the three months ended June 30, 2026 compared with 3.02% for the three months ended June 30, 2025 was offset by a $24.3 million, or 3.1%, increase in the average balance of interest-bearing liabilities between the periods.

The Company recorded a net provision for credit losses totaling $351 thousand for the three months ended June 30, 2026 compared with a net provision for credit losses totaling $101 thousand for the three months ended June 30, 2025. The increase resulted from growth in commercial real estate loans, partially offset by lower one-to-four family mortgage loans, lower construction loan commitments and improving economic data used to determine the Bank’s expected credit losses. The Company recorded $295 thousand in net loan charge-offs during the three months ended June 30, 2026 compared with $3 thousand in net loan recoveries during the three months ended June 30, 2025. During the three months ended June 30, 2026 the Company recorded a $300 thousand charge-off related to unique circumstances involving one construction loan relationship.

Other income increased by $180 thousand, or 28.3%, to $816 thousand during the three months ended June 30, 2026 compared with $636 thousand for the three months ended June 30, 2025. The increase was primarily due to higher gains on the sale of SBA loans, partially offset by lower service charge and interest rate swap fee income.

Other expenses increased by $292 thousand, or 5.6%, to $5.5 million during the three months ended June 30, 2026 compared with $5.2 million for the three months ended June 30, 2025. The increase was primarily attributable to higher compensation and benefit expense, which increased $255 thousand, or 8.2%, to $3.4 million, due to higher medical benefits and incentive accruals as well as annual merit increases.

The Company recorded tax expense of $1.3 million on pre-tax income of $4.4 million for the three months ended June 30, 2026, compared with $1.0 million on pre-tax income of $3.5 million for the three months ended June 30, 2025. The increase in income tax expense was driven by higher pre-tax income. The Company’s effective tax rate for the three months ended June 30, 2026 was 28.9% compared with 29.0% for the three months ended June 30, 2025.

Results of Operations for the Nine Months Ended June 30, 2026

Net income increased by $2.1 million, or 28.0%, to $9.3 million during the nine months ended June 30, 2026 compared with $7.2 million for the nine months ended June 30, 2025 due to higher net interest income, partially offset by higher provisions for credit loss, lower other income, higher other expenses and higher income tax expense.

The Company’s net interest and dividend income increased by $4.0 million, or 17.1%, to $27.5 million for the nine months ended June 30, 2026 from $23.5 million for the nine months ended June 30, 2025. The increase was attributable to a 33-basis point increase in the Company’s net interest margin to 3.63% for the nine months ended June 30, 2026 from 3.30% for the nine months ended June 30, 2025 as well as a $58.6 million, or 6.2%, increase in the average balance of interest-earning assets between the periods.

Interest and dividend income increased by $4.4 million, or 10.8%, to $44.8 million for the nine months ended June 30, 2026 from $40.4 million for the nine months ended June 30, 2025. The increase was attributable to a 25-basis point increase in the yield on interest-earning assets to 5.92% for the nine months ended June 30, 2026 from 5.67% for the nine months ended June 30, 2025, as well as a $62.5 million, or 7.8%, increase in the average balance of net loans receivable.

Interest expense increased by $335 thousand, or 2.0%, to $17.3 million for the nine months ended June 30, 2026 from $16.9 million for the nine months ended June 30, 2025. This increase was attributable to a higher average balance of interest-bearing liabilities, which increased by $38.0 million, or 5.1%, to $784.9 million, but was partially offset by a nine-basis point decrease in the cost of such liabilities to 2.94% for the nine months ended June 30, 2026 compared with 3.03% for the nine months ended June 30, 2025.

The Company’s provision for credit losses totaled $630 thousand for the nine months ended June 30, 2026 compared with $172 thousand for the nine months ended June 30, 2025. The higher provision for credit losses resulted from growth in commercial real estate loans, partially offset by lower one-to-four family mortgage loans, lower construction loan commitments and improving economic data used to determine the Bank’s expected credit losses. The Company recorded $290 thousand in net loan charge-offs during the nine months ended June 30, 2026 compared with $111 thousand in net loan recoveries during the nine months ended June 30, 2025.

Other income decreased by $411 thousand, or 14.4%, to $2.4 million during the nine months ended June 30, 2026 compared with $2.9 million for the nine months ended June 30, 2025. The decrease was primarily due to lower gains from the sale of OREO, as there were no gains during the nine months ended June 30, 2026 compared with $229 thousand for the prior year period. In addition, the Company recorded lower commercial loan prepayment charges and late charges on loans.

Other expenses increased by $383 thousand, or 2.4%, to $16.4 million during the nine months ended June 30, 2026 from $16.0 million during the nine months ended June 30, 2025. The increase was primarily attributable to higher compensation and benefit expense, which increased by $480 thousand, or 5.1%, to $9.9 million, due to higher medical benefits and incentive accruals as well as annual merit increases. Partially offsetting this increase were lower occupancy expenses, which decreased by $141 thousand, or 5.3%, to $2.5 million, due to lease termination expenses related to the closure of the Bank’s Bridgewater office in the prior year period.

The Company recorded tax expense of $3.6 million on pre-tax income of $12.9 million for the nine months ended June 30, 2026, compared with $2.9 million on pre-tax income of $10.1 million for the nine months ended June 30, 2025. The Company’s effective tax rate for the nine months ended June 30, 2026 was 28.2% compared with 28.5% for the nine months ended June 30, 2025.

Balance Sheet Comparison

Total assets increased by $50.8 million, or 5.1%, to $1.048 billion at June 30, 2026 from $997.7 million at September 30, 2025. The increase was attributable to higher loans receivable, investment securities and cash and cash equivalents.

Cash and interest-earning deposits with banks increased by $4.4 million, or 61.9% to $11.5 million at June 30, 2026 from $7.1 million at September 30, 2025 resulting from deposit inflows that exceeded the growth in loans receivable during the nine months ended June 30, 2026. The Company’s cash and deposit balances at June 30, 2026 reflect seasonal deposit outflows from municipal accounts that historically return the following calendar quarter.

At June 30, 2026, investment securities totaled $104.3 million, reflecting an increase of $15.9 million, or 17.9%, from September 30, 2025. The increase resulted from purchases of mortgage-backed securities totaling $21.9 million, partially offset by repayments of mortgage-backed securities totaling $6.0 million during the nine months ended June 30, 2026. There were no credit losses recorded for the Company’s investment securities during the nine months ended June 30, 2026 and June 30, 2025.

Total loans receivable increased by $31.1 million, or 3.6%, to $890.0 million at June 30, 2026 from $858.9 million at September 30, 2025. The increase in total loans receivable during the nine months ended June 30, 2026 occurred in commercial real estate loans, which increased $56.6 million. Partially offsetting this increase were construction and land loans, which decreased $15.7 million, one-to four-family residential real estate loans (including home equity lines of credit), which decreased $8.4 million, commercial business loans, which decreased $1.2 million and other loans, which decreased $195 thousand.

Total non-performing loans decreased by $92 thousand to $359 thousand at June 30, 2026 from $451 thousand at September 30, 2025. The ratio of non-performing loans to total loans decreased to 0.04% at June 30, 2026 from 0.05% at September 30, 2025. Total non-performing assets decreased by $2.3 million to $359 thousand at June 30, 2026 from $2.6 million at September 30, 2025. The ratio of non-performing assets to total assets decreased to 0.03% at June 30, 2026 from 0.26% at September 30, 2025.

The Company’s allowance for credit losses increased $340 thousand to $8.9 million, or 1.00% of total loans receivable, during the nine months ended June 30, 2026. Growth in loans receivable during the nine months ended June 30, 2026 resulted in additional provisions for credit losses totaling $630 thousand and the Company recorded $290 thousand in net loan charge-offs. The Company’s allowance for on-balance sheet credit losses increased to $8.5 million at June 30, 2026 from $8.4 million at September 30, 2025 while its reserve for off-balance sheet commitments increased to $402 thousand at June 30, 2026 from $198 thousand at September 30, 2025.

Total deposits increased by $39.6 million, or 4.9%, to $853.9 million at June 30, 2026. The inflow in deposits occurred in certificates of deposit (including individual retirement accounts), which increased by $26.3 million, or 12.5%, to $236.2 million, non-interest bearing checking accounts, which increased by $24.3 million, or 20.7%, to $141.5 million, and savings accounts, which increased by $1.7 million, or 3.1%, to $56.1 million. Partially offsetting these increases was a $9.7 million, or 5.9%, decrease in interest-bearing checking accounts to $154.1 million and a $3.0 million, or 1.1%, decrease in money market accounts to $265.9 million.

The Company’s book value per share increased to $19.61 at June 30, 2026 from $18.34 at September 30, 2025. The increase was attributable to the Company’s results from operations, partially offset by $0.28 in dividends paid and 25,825 shares repurchased during the nine months ended June 30, 2026 at an average price per share of $17.55.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Magyar operates seven branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater, and Edison (2). Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, the imposition of tariffs or other domestic or international governmental policies, acts of domestic or international hostilities, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of non-performing loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

 (Dollars In Thousands, Except for Per-Share Amounts)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2026	2025	2026	2025

Income Statement Data:
Interest and dividend income	$15,252	$13,988	$44,762	$40,417
Interest expense	5,833	5,810	17,254	16,919
Net interest and dividend income	9,419	8,178	27,508	23,498
Provision for credit losses	351	101	630	172
Net interest and dividend income after
provision for credit losses	9,068	8,077	26,878	23,326
Other income	817	636	2,449	2,860
Other expense	5,532	5,239	16,429	16,047
Income before income tax expense	4,353	3,474	12,898	10,139
Income tax expense	1,260	1,004	3,639	2,904
Net income	$3,093	$2,470	$9,259	$7,235

Per Share Data:
Net income per share-basic	$0.50	$0.40	$1.49	$1.16
Net income per share-diluted	$0.49	$0.40	$1.47	$1.16
Book value per share, at period end	$19.61	$18.03	$19.61	$18.03

Selected Ratios (annualized):
Return on average assets	1.14%	0.96%	1.16%	0.96%
Return on average equity	10.24%	8.84%	9.68%	8.25%
Net interest margin	3.65%	3.35%	3.63%	3.30%

	June 30,	September 30,
	2026	2025
	(Dollars in Thousands)
Balance Sheet Data:
Assets	$1,048,500	$997,660
Loans receivable, net	888,244	857,353
Allowance for credit losses- loans	(8,487)	(8,350)
Investment securities - available for sale, at fair value	37,380	21,182
Investment securities - held to maturity, at cost	66,923	67,266
Deposits	853,869	814,307
Borrowings	49,054	49,054
Shareholders' Equity	126,624	118,842

Asset Quality Data:
Non-performing loans	$359	$451
Other real estate owned	—	2,167
Total non-performing assets	$359	$2,618
Allowance for credit losses to non-performing loans	NM*	NM*
Allowance for credit losses to total loans receivable	0.96%	0.97%
Non-performing loans to total loans receivable	0.04%	0.05%
Non-performing assets to total assets	0.03%	0.26%
Non-performing assets to total equity	0.28%	2.20%
* Not meaningful